Exhibit 10.4

ALLEGHENY ENERGY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Amended and Restated as of February 24, 2006)

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TABLE OF CONTENTS

(continued)

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1. INTRODUCTION

1.1 History and Purpose.    Allegheny Energy Service Corporation (the “Company”) previously established the Allegheny Energy Supplemental Executive Retirement Plan (the “Plan”), an unfunded supplemental executive retirement plan. The purpose of the Plan is to provide special supplemental retirement benefits to a select group of senior executives of the Company and its Affiliates (as defined below) in order to assist the Company and its Affiliates in attracting, motivating and retaining executives of superior ability, industry and loyalty. It is intended that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Internal Revenue Code of 1986, as amended, be administered as a “top-hat” plan for a “select group of management or highly compensated employees”, and be exempt from the substantive requirements of the Employee Retirement Income Security Act of 1974, as amended.

1.2 Effective Date.    The Plan was originally established effective as of July 1, 1990. The Plan is hereby amended and restated as of February 24, 2006, to reflect certain changes in the administration and operation of the Plan, to update the Plan for certain changes in applicable law, and to make certain other clarifying changes.

2. DEFINITIONS

Except as otherwise stated herein, capitalized terms used in this Plan have the meanings set forth below:

2.1 “Accrued Benefit” means, at any time, the annual benefit payable to a Participant at his Normal Retirement Date in the form of a Single Life Annuity as determined in accordance with Section 4.1, adjusted to the extent applicable in accordance with Section 4.3.

2.2 “Affiliate” means a parent or subsidiary of the Company.

2.3 “Beneficiary” or “Beneficiaries” mean the person or persons entitled to receive a Participant’s retirement benefits as designated in accordance with Section 5.3.

2.4 “Board of Directors” means the Board of Directors of the Company.

2.5 “Cause” means the definition of “Cause” as set forth in any employment agreement, offer letter, or similar agreement between a Participant and the Company or an Affiliate or, if no such agreement exists, “Cause” means (i) the Employee’s conviction of, or plea of guilty or nolo contendere to, (A) a felony, or (B) a lesser crime or offense which, in the reasonable opinion of the Company, could adversely affect the business or reputation of the Company or its Affiliates, (ii) the Employee’s repeated failure to follow specific lawful directions of the Board of Directors or any officer to whom he reports, (iii) the Employee’s willful misconduct, fraud, embezzlement or dishonesty either in connection with his duties to the Company or its Affiliates or which otherwise causes damage or, in the reasonable opinion of the Company, is likely to cause damage, to the Company or its Affiliates, (iv) the Employee’s failure to perform a substantial part of his duties following notice and a reasonable opportunity to cure (if such failure is capable of cure), (v) the Employee’s material violation of any policy, procedure or guideline of the Company or its Affiliates following notice and reasonable opportunity to cure (if such violation is capable of cure), (vi) the Employee’s abuse of alcohol or illegal drugs, or (vii) the Employee’s violation of any applicable confidentiality, non-competition or non-solicitation covenants relating to the Company or its Affiliates.

2.6 “Code” means the Internal Revenue Code of 1986, as amended.

2.7 “Committee” means the Management Compensation and Development Committee of the Board of Directors, as it shall be constituted from time to time.

2.8 “Company” means Allegheny Energy Service Corporation and any successor to all or a major portion of the assets or business of Allegheny Energy Service Corporation.

2.9 “Compensation” means a Participant’s total earnings from the Company and any Affiliate including base pay, overtime, commissions, bonuses and other elements of earnings (whether or not payment thereof is deferred as part of any plan, program or policy of the Company), but excluding (i) any compensation that is designated as “long-term incentive compensation”, (ii) proceeds from the exercise of stock options or stock appreciation rights and earnings from grants of restricted stock, restricted stock units, or other stock-based awards, (iii) moving expenses or other payments made in connection with a relocation, (iv) reimbursements for medical or dental premiums, (v) other reimbursements or allowances for reasonable business-related expenses, including, without limitation, any automobile allowance, (vi) payments made to “gross-up” a Participant for any applicable taxes, (vii) any bonuses that are paid to a Participant for reasons other than the direct performance of services for the Company or its Affiliates, including, without limitation, signing bonuses and retention or stay bonuses, (viii) spot awards, (ix) the imputed value of Company-provided life insurance, (x) the value of any Company-paid educational assistance benefits that are taxable to the Participant, (xi) any separation or severance payments, (xii) any other elements of compensation that are designated by the Committee as not being eligible for purposes of the Plan.

2.10 “Contingent Annuitant Option” shall mean the optional annuity forms of distribution set forth in the Retirement Plan.

2.11 “Early Retirement Date” means the date upon which a Participant retires after attaining age 55 and completing ten or more Years of Service, and prior to his Normal Retirement Date.

2.12 “Eligible Employee” means any Employee who is employed by the Company or an Affiliate as a Vice President or in a more senior position and who is designated for participation in the Plan by the Chief Executive Officer of the Company. Consistent with the authority delegated to him by the Committee, the Chief Executive Officer of the Company may also designate other Employees as Eligible Employees. The Employees who have been designated as Eligible Employees are set forth in Appendix A to the Plan as amended and updated by the Company from time to time.

2.13 “Employee” means a person who receives salary, wages or commissions from the Company or an Affiliate that are subject to withholding for purposes of federal income and employment taxes. The term Employee shall not include an independent contractor or any other person who the Committee or its designees determines is not subject to withholding for purposes of federal income and employment taxes, regardless of any contrary governmental or judicial determination relating to such employment or tax withholding status.

2.14 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.15 “Final Average Compensation” means 12 times the Participant’s highest average monthly Compensation for any 36-consecutive calendar month period. In the event the Participant has less than 36 months of Compensation prior to his termination of employment, Final Average Compensation means 12 times the average of his months of Compensation for his total period of service.

2.16 “Normal Retirement Date” means the first day of the month following the attainment of age 60.

2.17 “Other Supplemental Plan Reduction” means the retirement benefit payable to a Participant under any other supplemental pension benefit provided to the Participant by the Company or any other Affiliate for any period of service for which the Participant is receiving a benefit under this Plan.

2.18 “Participant” means an Eligible Employee who has satisfied the eligibility requirements set forth in Article III.

2.19 “Plan” means the Allegheny Energy Supplemental Executive Retirement Plan as set forth in this document and in any amendments from time to time made hereto.

2.20 “Qualified Joint and Survivor Annuity” means an annuity that provides equal monthly installments to a Participant during his lifetime and equal monthly installments, which are one-half of the amount of the installments paid to the Participant, to the Participant’s Surviving Spouse after the Participant’s death.

2.21 “Retirement Plan” means the Allegheny Energy Retirement Plan.

2.22 “Retirement Plan Reduction” means the retirement benefit payable to a Participant under the Retirement Plan, excluding any increases in such Retirement Plan benefits that become effective after the Participant has retired from the Company and its Affiliates.

2.23 “Single Life Annuity” means an annuity that provides equal monthly installments to a Participant for his lifetime and no payments to his Surviving Spouse or any other Beneficiary after his death.

2.24 “Surviving Spouse” refers to the person who is legally married to the Participant at the time of his death and for the full one year (365 days) period immediately prior to his death.

2.25 “Year of Service” shall mean a Participant’s “Service” (as that term is defined under the terms of the Retirement Plan) as determined for purposes of calculating the amount of a Participant’s Retirement Plan benefit under Article IV of the Retirement Plan; provided, that for purposes of this Plan, Service shall also include Service with any Affiliate, regardless of whether such Affiliate has adopted the Retirement Plan.

3. PARTICIPATION AND ELIGIBILITY

3.1 Current Participants.    Each individual who was a Participant in the Plan on the date immediately before this amendment and restatement shall be a Participant in the Plan on and after such date; provided, that a Participant must satisfy the eligibility requirements of Section 3.3 in order to receive a benefit from the Plan.

3.2 New Participants.    Each Employee who first becomes an Eligible Employee on or after the date of this amendment and restatement shall become a Participant on the first day of the month in which he first becomes an Eligible Employee or such earlier or later date as the Chief Executive Officer of the Company shall specify; provided, that a Participant must satisfy the eligibility requirements of Section 3.3 in order to receive a benefit from the Plan.

3.3 Eligibility Requirements.    Each individual who satisfies the requirements of Section 3.1 or 3.2 shall be a Participant and shall be eligible to receive a benefit from the Plan upon satisfying the following age and service and other eligibility requirements:

(a) General Eligibility Requirements.    A Participant who is actively employed by the Company or an Affiliate shall be eligible for a benefit from the Plan if (i) he retires when he has ten or more Years of Service, (ii) he retires on or after attaining age 55, and (iii) he elects to commence payment of his Retirement Plan benefits as of the earliest date that such benefits are payable under the Retirement Plan.

(b) Special Eligibility Rules in the Event of Death Before Retirement.    A Participant who is actively employed by the Company or an Affiliate shall be eligible to receive a death benefit from the Plan if he (i) dies after attaining age 55, but before retiring from the Company or an Affiliate, and (ii) has ten or more Years of Service as of the date of his death. Further, a Participant who is actively employed by the Company or an Affiliate shall be eligible to receive a death benefit from the Plan if he (i) dies before age 55 and before retiring from the Company or an Affiliate, and (ii) if he has 15 or more Years of Service as of the date of his death. The death benefits provided under the Plan shall be determined in accordance with Article V and shall be paid to the Participant’s Surviving Spouse.

(c) Termination for Cause and Other Similar Circumstances.    Notwithstanding paragraph (a) hereof and any other provision of the Plan to the contrary,

(i) a Participant and his Beneficiaries shall not be eligible for a benefit from the Plan if (A) a Participant’s employment with the Company or an Affiliate is terminated for Cause, or (B) the Committee determines that the facts and circumstances surrounding a Participant’s termination of employment (whether characterized as a voluntary or involuntary termination) with the Company or an Affiliate constitute a basis for terminating the Participant for Cause, or

(ii) benefits being paid to a Participant or his Beneficiaries under the Plan shall immediately cease and all Plan benefits shall be forfeited if (A) based upon material information that was not previously known to the Committee or the senior management of the Company or its Affiliates at the time of a Participant’s termination of employment, the Committee determines that the facts and circumstances surrounding a Participant’s termination of employment (whether characterized as a voluntary or involuntary termination) with the Company or an Affiliate would have constituted a basis for terminating the Participant for Cause, or (B) the Committee determines that the Participant materially breached the terms of any agreement with the Company or its Affiliates including, without limitation, the terms of any employment, separation, covenant not to compete, confidentiality, non-solicitation agreement or other such agreement or covenant.

3.4 Termination of Participation.    The Committee (or the Chief Executive Officer acting in accordance with the authority delegated to him by the Committee) may terminate or limit the participation of any Participant in the Plan for any reason at any time before the Participant or his Beneficiaries commences his benefit and otherwise satisfies the eligibility requirements of Section 3.3. This termination or limitation of participation may include, without limitation, limiting the Years of Service and Compensation that may be taken into account for purposes of determining the amount of a Participant’s Accrued Benefit.

3.5 Additional Age and Service.    In its sole discretion, the Committee (or the Chief Executive Officer acting in accordance with the authority delegated to him by the Committee) may establish an adjusted number of Years of Service and/or an adjusted age for a Participant. In determining the amount of a Participant’s Accrued Benefit in accordance with Article IV, a Participant’s adjusted age and adjusted Years of Service shall be used as if they were his or her actual age and actual Years of Service. A Participant’s adjusted Years of Service shall be taken into account for all purposes under the Plan including determinations as to a Participant’s eligibility to receive his Accrued Benefit and the amount of his Accrued Benefit. To be recognized under this Section 3.5, adjusted Years of Service and/or an adjusted age for a Participant must be set forth in an employment agreement or other written agreement between the Participant and the Company or its Affiliates. For the sake of clarity, adjusted Years of Service and/or an adjusted age granted to a Participant pursuant to an employment agreement or other written agreement entered into before the date of this amendment and restatement shall be effective under this Section 3.5.

4. RETIREMENT BENEFITS

4.1 Determination of Accrued Benefit.

(a) Accrued Benefit Formula.    A Participant’s annual Accrued Benefit shall be equal to: (i) his Final Average Compensation multiplied by 2% multiplied by his Years of Service up to 25 years, plus (ii) his Final Average Compensation multiplied by 1% multiplied by his Years of Service from 26 to 30 years, plus (iii) his Final Average Compensation multiplied by 1/2% multiplied by his Years of Service from 31 to 40 years, minus (iv) the Participant’s Retirement Plan Reduction, and minus (v) any Other Supplemental Plan Reduction.

(b) Limit on Amount of Accrued Benefit.    Notwithstanding the benefit formula in paragraph (a) and any other provision of the Plan to the contrary, a Participant’s Accrued Benefit calculated in accordance with Section 4.1(a) shall not exceed 60% of the Participant’s Final Average Compensation, and such Accrued Benefit shall be reduced, if applicable, for early payment in accordance with the reduction factors described in Section 4.3.

(c) Assumptions.    To the extent that the Participant’s Accrued Benefit is determined as of any date before a component benefit (that is, the benefit accrued under the Plan, the Retirement Plan benefit, or a benefit accrued under another supplemental pension plan) is payable on an unreduced basis, prior to making such determination, each such component benefit(s) shall be reduced for early payment in accordance with the applicable reduction factors set forth in the plan documents for such component benefit(s). Further, to the extent that the Participant’s Accrued Benefit is determined and payable before the date as of which the benefit accrued under the Retirement Plan or another supplemental pension plan is payable, the Accrued Benefit shall not be reduced by the Retirement Plan Reduction and/or the Other Supplemental Plan Reduction until such time as amounts are first payable under such plan(s); provided, that once amounts first become payable under such plan(s), the Accrued Benefit shall be reduced by the Retirement Plan Reduction and/or the Other Supplemental Plan Reduction, as the case may be, even if the Participant does not start receiving benefits under such other plan(s).

4.2 Normal Retirement Benefit.    A Participant shall be entitled to receive his Accrued Benefit upon retiring on or after his Normal Retirement Date. Except to the extent of taking into account Years of Service and Compensation earned on or after a Participant’s Normal Retirement Date, a Participant’s Accrued Benefit shall not be adjusted or increased if the Participant retires after his Normal Retirement Date.

4.3 Early Retirement Benefit.    A Participant shall be entitled to receive his Accrued Benefit upon retiring at an Early Retirement Date; provided, that such Accrued Benefit shall be subject to a reduction of 2% for each year (or fractional portion thereof based upon the number of months for each year) that the Participant retires before his Normal Retirement Date.

4.4 Timing and Form of Payment for the Accrued Benefit.

(a) Timing of Payment.    A Participant’s Accrued Benefit shall be paid to him immediately upon his retirement from the Company or an Affiliate.

(b) Form of Payment.    The Accrued Benefit of a Participant who is not married shall be paid to him in the form of a Single Life Annuity and the Accrued Benefit of a Participant who is married shall be paid to him in the form of a Qualified Joint and Survivor Annuity that has the same actuarial value as the Single Life Annuity. In addition, a married Participant shall be eligible to elect to have his Accrued Benefit paid to him in the form of a Single Life Annuity and any Participant shall be eligible to elect to have his Accrued Benefit paid to him in the form of a Contingent Annuitant Option that has the same actuarial value as a Single Life Annuity. Any such election to receive a Contingent Annuitant Option (or, in the case of a married Participant, a Single Life Annuity) shall be made in accordance with the generally applicable terms of the Retirement Plan; provided, that (i) the Participant shall not be required to obtain the consent of his spouse, and (ii) the Participant shall not be required to provide evidence of good health. The actuarial assumptions set forth in the Retirement Plan shall be used for purposes of converting the Single Life Annuity into other payment forms.

4.5 Benefit Computation.    A Participant’s retirement benefits shall be computed by the Committee or its designees under the terms of the Plan in effect as of the date of the Participant’s termination of employment with the Company or an Affiliate and shall not be recomputed, increased or decreased after such termination, except for supplemental increases, if any, as may be granted by the Board of Directors.

5. DEATH BENEFITS

5.1 Death Before Commencement of Benefits.

(a) General.    In the event that a Participant dies before he retires and before he starts receiving payment of his Accrued Benefit but after satisfying the eligibility requirements to receive death benefits as described in Article III, the Participant’s Surviving Spouse shall be eligible to receive a pre-retirement death benefit from the Plan. This death benefit shall be determined in accordance with paragraph (b).

(b) Pre-Retirement Death Benefit.    If a Participant dies while employed by the Company or an Affiliate and before attaining age 55, the Participant’s Surviving Spouse will receive the same benefit that would have been payable if the Participant had: (i) separated from service on the date of death, (ii) survived until age 55, (iii) elected, in accordance with Article IV, to have benefits commence in the form of a Qualified Joint and Survivor Annuity, and (iv) died on the day after his 55th birthday. If a Participant dies while employed by the Company or an Affiliate and after attaining age 55, the Participant’s Surviving Spouse will receive the same benefit that would have been payable if the Participant had retired with a Qualified Joint and Survivor Annuity on the day before his death. The pre-retirement death benefit described in this paragraph shall start being paid to the Surviving Spouse as of the later of (i) the date that the Participant would have attained age 55, or (ii) the date of the Participant’s death, unless the Surviving Spouse elects a later payment date.

5.2 Death After Commencement of Benefits.    If a Participant dies after payment of his Accrued Benefit has started, the death benefits, if any, payable under the Plan shall be determined by the distribution form elected by the Participant before his death.

5.3 Designating a Beneficiary.    A Participant may designate a Beneficiary to receive any death benefit payable under Section 5.2 in accordance with the procedures established by the Committee or its designees.

6. VESTING

A Participant shall have a vested interest in his Accrued Benefits upon the satisfaction of the eligibility requirements of Article III. Notwithstanding the foregoing, a Participant who does not receive or does not continue to receive, as the case may be, benefits from the Plan pursuant to Section 3.3(c) shall forfeit any vested interest in his Accrued Benefit.

7. FUNDED NATURE OF THE PLAN

The funds used for payment of benefits under this Plan and the expenses incurred in the administration thereof shall, until such actual payment, continue to be a part of the general funds of the Company and no person other than the Company shall, by virtue of this Plan, have any interest in any such funds. Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or its Affiliates.

8. ADMINISTRATION OF THE PLAN

8.1 Authority of the Committee.    The Plan shall be administered by the Committee. Subject to Section 8.2, the Committee shall have the exclusive authority and responsibility for all matters in connection with the operation and administration of the Plan. This authority and responsibility shall include, without limitation, the full power and discretion to: (a) interpret and apply the Plan’s provisions, (b) establish procedures for administering the Plan, (c) make decisions relating to an individual’s eligibility to participate in the Plan, the amount of Plan benefits and factual determinations relating to the payment of benefits, (d) determine the time and form of benefit payments, (e) compile and maintain all records necessary in connection with the Plan; (f) authorize the payment of all benefits and expenses of the Plan as they become payable under the Plan; (g) reduce or otherwise adjust amounts payable under the Plan if payments are made in error; and (h) engage such legal, accounting, and other professional services as it may deem proper. The decisions of the Committee shall be made in the sole discretion of the Committee and shall be final and binding upon all parties, including without limitation, the Company and its Affiliates, Participants and Beneficiaries.

8.2 Delegation of Authority.    The Committee, from time to time, may delegate to one or more of its members or to any other person or persons or organizations any of its rights, powers, and duties with respect to the operation and administration of the Plan.

8.3 Compensation and Expenses.    The members of the Committee shall serve without compensation, but all benefits payable under the Plan and all expenses properly incurred in the administration of the Plan, including all expenses properly incurred by the Committee in exercising its duties under the Plan, shall be borne by the Company.

8.4 Liability of the Committee and Board; Indemnification.    To the extent permitted by applicable law, no member of the Committee or the Board, or any authorized delegate thereof, shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his own gross negligence, fraud or bad faith. The Company shall indemnify the members of the Committee and the Board and any authorized delegate thereof against any and all claims, losses, damages and expenses, including counsel fees incurred by them and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act, except when the same is determined to be attributable to their gross negligence, fraud or bad faith. The provisions of this paragraph are not intended to be exclusive, and nothing contained in this paragraph shall in any way limit indemnification provided to members of the Committee or the Board or any authorized delegate thereof under the bylaws of the Company, by contract, by statute or otherwise.

9. AMENDMENTS AND TERMINATION

The Company (acting through the Board of Directors or its authorized delegate) reserves the right at any time and from time to time, to modify or amend, in whole or in part, any or all of the provisions of the Plan but no such amendment shall adversely affect any Participant’s rights to his Accrued Benefit that is vested as determined in accordance with Section 6. Notwithstanding the foregoing, the Chief Executive Officer of the Company shall have the authority to adopt such amendments to the Plan as may be necessary to comply with applicable law (including, without limitation, adopting retroactive or prospective amendments to comply with Code Section 409A), conform the terms of the Plan with its administration, or as may otherwise be necessary to maintain the Plan; provided, that such amendments do not materially affect the benefits provided to Participants hereunder. To the extent permissible under Code Section 409A, the Company (acting through the Board of Directors or its authorized delegate) shall have the right to terminate the Plan at any time but such action shall not adversely affect any Participant’s rights to his Accrued Benefits that is vested as determined in accordance with Section 6.

10. CLAIMS PROCEDURES

Any Participant or other person claiming a benefit hereunder (“Claimant”) may submit a written application to the Committee for payment of any benefit that may be due him under the Plan. Any such application shall set forth the nature of the claim and any additional information as the Committee may reasonably request. Upon receipt of any such application, the Committee shall determine whether or not the Claimant is entitled to the benefit hereunder. If a claim is denied, in whole or in part, the Committee shall give written notice to any Claimant of the denial of a claim for the commencement, continuation or calculation of amount of retirement benefits under the Plan. The notice shall be given within 90 days after receipt of the Claimant’s application, unless special circumstances require an extension for processing the claim. In no event shall such extension exceed a period of 90 days from the end of such initial review period. The notice will be delivered to the Claimant or sent to the Claimant’s last known address, and will include (a) the specific reason or reasons for the denial, (b) a specific reference or references to pertinent Plan provisions on which the denial is based, (c) a description of any additional material or information for the Claimant to perfect the claim, which will indicate why such material or information is needed, (d) an explanation of the Plan’s claims review procedure, and the time limits applicable to such review periods, and (e) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review.

If the Claimant wishes to appeal the claim’s denial, the Claimant or a duly authorized representative must file a written request with the Committee for a review. This request must be made by the Claimant within 60 days after receiving notice of the claim’s denial. The Claimant or representative may review pertinent documents relating to the claim and its denial, may submit issues and comments in writing to the Committee and may request a hearing. Within 60 days after receipt of such a request for review, the Committee shall reconsider the claim and, if the Claimant shall have so requested and the Committee has granted such request, shall afford the Claimant or his representative a hearing before the Committee and make a decision on the merits of the claim. If circumstances require an extension of time for processing the claim, the 60-day period may be extended, but in no event more than 120 days after the receipt of a request for review. In the event that the period of time is extended for the Claimant’s failure to submit information necessary to decide the claim, the period for making the benefit determination shall be tolled from the date upon which the notification is sent to the Claimant and the date of the Claimant’s response. The decision on review will be in writing and will be delivered to the Claimant or sent to the Claimant’s last known address. If the Claimant’s appeal is denied by the Committee, the denial will include (a) the specific reason or reasons for the denial, (b) a specific reference or references to pertinent Plan provisions on which the denial is based, (c) a statement that the Claimant is entitled to receive, upon request, copies of all documents, records and other information relevant to the Claimant’s claim, and (d) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

No court challenge to any Committee determination regarding a claim for benefits may be made by any Claimant until and unless he has exhausted the procedure set forth above.

11. MISCELLANEOUS

11.1 Construction.     The headings and subheadings of this instrument are inserted for convenience of reference only and are not to be considered in the construction of this Plan. Wherever appropriate, words used in the singular may include the plural, plural may be read as the singular and the masculine may include the feminine.

11.2 Taxes.    The Company or its Affiliates will deduct from Plan payments or from other compensation payable to a Participant or Beneficiary any amounts required to be withheld for federal, state or local taxes with respect to benefits under this Plan.

11.3 Governing Law.    The instrument creating the Plan shall be construed, administered, and governed in all respects in accordance with the laws of the Commonwealth of Pennsylvania to the extent not preempted by ERISA. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue to be fully effective.

11.4 No Right of Employment.    Participation in the Plan shall not give to any Employee the right to be retained in the employ of the Company or any Affiliate or any right or interest in the Plan other than is herein specifically provided.

11.5 Payment in Satisfaction of Claims.    Any payment to a Participant or Beneficiary or the legal representative of the aforesaid, in accordance with the terms of the Plan shall to the extent thereof be in full satisfaction of all claims such person may have against the Plan, the Company or any Affiliate hereunder with respect to such payment. The Plan, the Company or any Affiliate may require such payee, as a condition to such payment, to execute a receipt and release therefor in such form as shall be determined by the Company.

11.6 No Alienation of Benefits.    Subject to the provisions of Section 6 and Section 3.3(c), benefits under the Plan shall not be alienated, hypothecated or otherwise encumbered, and to the maximum extent permitted by law, such benefits shall not in any way be subject to claim of creditors or liable to attachment, execution or other process of law.

11.7 Incapacity.    If an individual entitled to receive retirement benefits is determined by a court, or if not by a court, by the Committee, to be legally incapable of giving valid receipt and discharge for such benefits, they shall be paid to the duly appointed and acting guardian, if any, and if no such guardian is appointed and acting, to such person as the Committee may designate. Such payment shall, to the extent made, be deemed a complete discharge for such payments under the Plan.

11.8 Adjustment.    If the Committee is unable to make the determinations required under the Plan in sufficient time for payments to be made when due, the Committee shall make the payments upon the completion of such determinations, with interest, at a reasonable rate from the due date and may, at its option, make provisional payments, subject to adjustment, pending such determination.

11.9 Compliance With Code Section 409A.    The Plan is intended to comply with the applicable requirements of Code Section 409A, and shall be administered in accordance with Code Section 409A to the extent Code Section 409A applies to the Plan. Notwithstanding anything in the Plan to the contrary, distributions may only be made under the Plan upon an event and in a manner permitted by Code Section 409A. To the extent that any provision of the Plan would cause a conflict with the requirements of Code Section 409A, or would cause the administration of the Plan to fail to satisfy the requirements of Code Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law.

Appendix A

Participants in the Supplemental Executive Retirement Plan as of February 24, 2006

Name of Participant

1. J. M. Adams

2. John P. Campbell

3. David C. Cannon, Jr.

4. Edward Dudzinski

5. Carrol V. Estel, Jr.

6. David E. Flitman

7. Thomas R. Gardner

8. Philip L. Goulding

9. James R. Haney

10. Michael V. Herriott

11. James B. Kauffman

12. Suzanne C. Lewis

13. Ronald A. Magnuson

14. Hyun Park

15. Leo C. Rajter

16. Joseph H. Richardson

17. Loyd (Aldie) Warnock